Exhibit 99.1
  Calumet Specialty Products Partners, L.P. Announces Public Offering of Common Units
     Indianapolis, IN (December 7, 2009) — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) announced today the commencement of an underwritten public offering of 3,000,000 common units. Calumet also intends to grant the underwriters the option to purchase up to 450,000 additional common units.
     Calumet intends to use the net proceeds from this offering to repay approximately $56.3 million of borrowings estimated to be outstanding at the closing of the offering under its revolving credit facility, of which approximately $30.0 million was borrowed, or is expected to be borrowed shortly after the closing of the offering, to finance Calumet’s incremental working capital requirements related to its previously announced specialty products agreements with a subsidiary of LyondellBasell, which were effective November 4, 2009. The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to either to pay down additional borrowings outstanding under its revolving credit facility or for general partnership purposes.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.
     Goldman, Sachs & Co. and Barclays Capital are acting as joint book-running managers for the offering. A copy of the prospectus and related preliminary prospectus supplement associated with this offering may be obtained from the underwriters as follows:
Goldman, Sachs & Co.
Attn: Prospectus Department
85 Broad Street
New York, NY 10004
E-mail: Prospectus-ny@ny.email.gs.com
Telephone: 1-866-471-2526

Barclays Capital Inc.
c/o Broadridge
Integrated Distribution Services
1155 Long Island Avenue
Edgewood, NY 11717
E-mail: Barclaysprospectus@broadridge.com
Telephone: 1-888-603-5847
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement associated with this offering, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling any of the underwriters toll-free at the phone numbers listed above.
     Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has five plants located in northwest Louisiana, western Pennsylvania, and southern Texas, and a terminal located in Burnham, Illinois.
     This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the SEC. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.